CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Vanguard Natural Resources, LLC for the registration of Vanguard Natural Resources, LLC common units representing limited liability company interests and to the incorporation by reference therein of our reports dated February 28, 2011, with respect to the consolidated financial statements of Encore Energy Partners LP, and the effectiveness of internal control over financial reporting of Encore Energy Partners LP, included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas
August 1, 2011